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                                   EXHIBIT 8
                       TO PRE-EFFECTIVE AMENDMENT NO. 1
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                                 ALSTON & BIRD


                              One Atlantic Center
                          1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                 404-881-7000
                       Fax: 404-881-7777  Telex: 54-2996

Pinney L. Allen                                       Direct Dial (404) 881-7485



                                March 14, 1994



Hazlehurst & Associates, Inc.
400 Perimeter Center Terrace
Suite 850
Atlanta, Georgia 30346



          Re: PROPOSED PLAN OF REORGANIZATION INVOLVING NORTHERN TRUST CORPORATION, HAZLEHURST MERGER CORPORATION, HAZLEHURST & ASSOCIATES, INC., AND THE PRINCIPAL STOCKHOLDERS OF HAZLEHURST & ASSOCIATES, INC.

Ladies and Gentlemen:

     We have acted as counsel to Hazlehurst & Associates, Inc. ("HAA"), a Delaware corporation, in connection with the proposed merger of Hazlehurst Merger Corporation ("HMC"), a wholly owned subsidiary of Northern Trust Corporation ("NTC"), with and into HAA, with HAA as the surviving entity (the "Merger"). The Merger will be effected pursuant to the Agreement and Plan of Reorganization among Northern Trust Corporation, Hazlehurst Merger Corporation, Hazlehurst & Associates, Inc. and the Principal Stockholders of Hazlehurst & Associates, Inc. dated as of December 12, 1993, as amended (the "Merger Agreement"). In our capacity as counsel to HAA, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.

     In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall
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Hazlehurst & Associates, Inc.
March 14, 1994
Page 2



have the respective meanings specified in the Merger Agreement, and unless otherwise specified, all section references herein are to the Code.

                            INFORMATION RELIED UPON
                            -----------------------

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

          (1)   the Merger Agreement;

          (2) the Registration Statement that has been filed with the Securities and Exchange Commission regarding the Merger ("Registration Statement"), which includes the preliminary Proxy Statement-Prospectus; and

          (3)   such additional documents as we have considered relevant.

     In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of NTC and HAA.

     You have advised us that the proposed transaction will (i) provide NTC and HAA with expanded geographic markets and greater market presence, (ii) provide NTC and HAA with stronger management that is better able to manage the combined company, (iii) provide the ability to raise additional capital as needed to pursue development of new business, and (iv) create the critical mass to keep both companies competitive in that environment. To achieve these goals, the following will occur pursuant to the Merger Agreement:

          (1) NTC will form HMC by transferring cash in exchange for all the outstanding shares of HMC Common stock ("HMC Common Stock").

          (2) HMC will merge with and into HAA pursuant to the General Corporation Law of Delaware. HAA will be the surviving corporation of the Merger and as a result will become a wholly owned subsidiary of NTC and will continue to be governed by the laws of the State of Delaware.
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Hazlehurst & Associates, Inc.
March 14, 1994
Page 3



          (3) At the time the Merger becomes effective ("Effective Time"), each issued and outstanding share of HMC Common Stock will cease to be outstanding and will be converted into one share of HAA Common Stock, and each issued and outstanding share of HAA Common Stock (excluding treasury shares and shares held by shareholders who perfect their dissenters' rights) will cease to be outstanding and will be converted into and exchanged for the right to receive such number of shares of voting common stock of NTC as shall have a market value equal to $22,500,000 determined on the basis of the unweighted average of the last-sale prices for the common stock of NTC, as reported by NASDAQ for the fifteen trading days ending on the third trading day preceding the closing ("Closing Date Value"), but not more than 681,818, nor less than 468,750 shares of NTC common stock, unless HAA so elects pursuant to Section 4.12 of the Merger Agreement.

          (4) No fractional shares of NTC Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares, cash payments will be paid to the holders of the HAA Common Stock equal to the value of such fractional shares were they to be issued.

          (5) Any holder of shares of HAA Common Stock who objects to the Merger and exercises statutory dissenters' rights of appraisal will be entitled to receive the value of such shares as calculated and determined pursuant to the General Corporation Law of Delaware.

     With your consent, we have also relied on certain factual matters confirmed to us by you as true both now and as of the Effective Time:

          (a) The fair market value of the NTC Common Stock and other consideration received by each HAA shareholder will, in each instance, be approximately equal to the fair market value of the HAA Common Stock surrendered in the exchange.

          (b) There is no plan or intention by the shareholders of HAA who own one percent (1%) or more of the HAA stock, and to the best of the knowledge of the management of HAA, there is no plan or intention on the part of the remaining shareholders of HAA to sell, exchange, or otherwise dispose of a number of shares of NTC stock received in the transaction that would reduce the HAA shareholders' ownership of NTC stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of HAA as of the same date. For purposes of this representation, shares of HAA stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of NTC stock will be treated as outstanding HAA stock on the date of the transaction. Moreover, shares of HAA stock held by HAA shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be treated as outstanding stock of HAA in making this representation.



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Hazlehurst & Associates, Inc.
March 14, 1994
Page 4




          (c) Following the Merger, HAA will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of HMC's net assets and at least 70 percent of the fair market value of HMC's gross assets held immediately prior to the transaction. For purposes of this representation, amounts paid by HAA or HMC to dissenters, amounts paid by HAA or HMC to shareholders who receive cash or other property, amounts used by HAA or HMC to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by HAA will be included as assets of HAA or HMC, respectively, immediately prior to the Merger. Assets transferred from NTC to HMC to effect the Merger shall not be taken into consideration.

          (d) Prior to the transaction, NTC will be in control of HMC. For purposes of this representation and those set forth below in paragraphs (e),
(l), and (m), "control" means ownership of 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of all other classes of stock.

          (e) HAA has no plan or intention to issue additional shares of its stock that would result in NTC losing control of HAA following the Merger.

          (f) NTC has no plan or intention to reacquire any of its Common Stock issued in the transaction.

          (g) NTC has no plan or intention to liquidate HAA; to merge HAA with or into another corporation; to sell or otherwise dispose of the stock of HAA except for transfers of stock to corporations controlled by NTC; or to cause HAA to sell or otherwise dispose of any of its assets or of any of the assets acquired from HMC, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by HAA.

          (h) The liabilities of HMC assumed by HAA (including the liabilities to which the transferred assets of HMC are subject), if any, were incurred by HMC in the ordinary course of its business.

          (i) Following the transaction, HAA will continue its historic business or use a significant portion of its historic business assets in a business.

          (j) NTC, HMC, HAA, and the shareholders of HAA will pay their respective expenses, if any, incurred in connection with the transaction.
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Hazlehurst & Associates, Inc.
March 14, 1994
Page 5




          (k) There is no intercorporate indebtedness existing between NTC and HAA or between HMC and HAA that was issued, acquired, or will be settled at a discount.

          (l) In the transaction, shares of HAA Common Stock representing control of HAA will be exchanged solely for voting Common Stock of NTC. For purposes of this representation, shares of HAA Common Stock exchanged for cash or other property originating with NTC will be treated as outstanding HAA Common Stock on the date of the transaction.

          (m) At the time of the transaction, HAA will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in HAA that, if exercised or converted, would affect NTC's acquisition or retention of control of HAA.

          (n) NTC does not own, nor has it owned during the past five years, any shares of the stock of HAA.

          (o) HAA is not an investment company. For purposes of the foregoing, an "investment company" is a corporation that is a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In addition, for each of NTC and HMC, not more than 25 percent of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than 50 percent of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and
(c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Internal Revenue Code (the "Code") are treated as a single issuer.

          (p) On the date of the transaction, the fair market value of the assets of HAA will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.


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    (q)  HAA is not under the jurisdiction of a court in a case under
Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

    (r) The payment of cash to HAA shareholders in lieu of fractional shares of NTC Common Stock will not be a separately bargained for consideration, but rather will represent a mere mechanical rounding of the fractional share interests that may result from the Merger, and will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares. The total cash consideration that will be paid to HAA shareholders in lieu of fractional shares of NTC Common Stock will represent less than one percent (1%) of the total consideration issued in the Merger.
No shareholder of HAA will receive an amount in cash greater than the value of one full share of NTC Common Stock in lieu of fractional shares.

    (s) None of the compensation received by any shareholder-employees of HAA will be separate consideration for, or allocable to, any of their shares of HAA Common Stock. None of the shares of NTC Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement. Any compensation paid to a HAA shareholder-employee who continues as an employee of NTC subsequent to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

    (t) NTC will pay or assume only those expenses of HAA that are solely and directly related to the Merger.

    (u) The Merger Agreement represents the entire understanding of NTC, HAA and HMC with respect to the Merger.

    (v) At all times during the five-year period ending on the effective date of the Merger, the fair market value of all of HAA's United States real property interests was and will have been less than 50 percent of the total fair market value of (a)its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (y) HAA is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which HAA is a partner or beneficiary, and
(z) any such entity in turn is treated as owning its


















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proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least 50 percent of the fair market value of the stock of which is owned by HAA, in the case of a first-tier subsidiary of HAA or by a controlled corporation, in the case of a lower-tier subsidiary.

     (w) HAA has not filed, and holds no assets subject to, a consent under section 341(f) of the Code and the regulations thereunder.

     (x) HAA is not a party to, and holds no assets subject to, a "safe harbor lease" under former section 168(f)(8) of the Code and the regulations thereunder.

                                   OPINIONS
                                   --------

     Based solely on the information submitted and the representation set forth above, we are of the opinion that:

     (1) Provided the proposed merger of HMC with and into HAA qualifies as a statutory merger under the applicable laws of the State of Delaware and since (a) after the proposed transaction, HAA will hold substantially all of its assets and substantially all of the assets of HMC and (b) in the transaction, the HAA shareholders will exchange an amount of stock constituting control of HAA solely for voting NTC Common Stock, the proposed merger will constitute a reorganization within the meaning of section [S][S] 368(a)(1)(A) and 368(a)(2)(E) of the Code. The reorganization will not be disqualified by reason of the fact that NTC Common Stock is used in the transaction (section 368(a)(2)(E)). For purposes of this ruling, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of HAA held immediately prior to the proposed transaction. NTC, HMC, and HAA will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

     (2) No gain or loss will be recognized by NTC upon the receipt of HAA Common Stock soley in exchange for Common Stock of HMC (section 354(a)(1)).

     (3) No gain or loss will be recognized to HMC on the transfer of its assets to HAA solely in exchange for shares of HAA Common Stock and the assumption by HAA of the liabilities, if any, of HMC (sections 357(a) and 361(a)).

     (4) No gain or loss will be recognized to HAA upon the receipt of the assets of HMC in exchange for sales of HAA Common Stock (section 1032(a)).







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     (5)  No gain or loss will be recognized by the HAA shareholders upon the exchange of their HAA Common Stock solely for NTC Common Stock (section 354(a)(1)).

     (6) The basis of the NTC Common Stock to be received by the HAA shareholders will be the same, in each instance, as the basis of the HAA Common Stock surrendered in exchange therefor (section 358(a)(1)).

     (7) The holding period of the NTC Common Stock will include the holding period of the HAA Common Stock surrendered in exchange therefor, provided the HAA Common Stock was held as a capital asset on the date of the exchange (section 1223(1)).

     (8) The payment of cash in lieu of fractional share interests of NTC Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by NTC. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in section 302(a) of the Code (Rev. Rul. 66-365, 1966 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574).

     (9) Where a HAA shareholder receives cash by exercising statutory dissenters' rights, the cash will be treated as having been received by such shareholder as a distribution in redemption of his HAA Common Stock, subject to the provisions and limitations of section 302 of the Code.

  The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed are true on the date the Merger is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transactions, including, without limitation, the status of HAA as an S corporation, the impact of the change in tax status of HAA assuming it is an S corporation, or the impact of a change in accounting method, if any, effected by the Merger.















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   This opinion is being provided solely for the use of Hazlehurst & Associates,
Inc. and the shareholders of Hazlehurst & Associates, Inc. and for purposes of Northern Trust Corporation's Form S-4 Registration Statement under the
Securities Act of 1933 filed with the Securities and Exchange Commission. No other person or party shall be entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Form S-4
Registration Statement and consent to any references to this opinion or our firm in the Proxy Statement-Prospectus.


                                       Very truly yours,

                                       ALSTON & BIRD




                                       By: /s/ Pinney L. Allen
                                          --------------------
                                          Pinney L. Allen